Articles of Association of W u d e Agricultural Technology (Shanghai) Co., Ltd

In accordance with the provisions of the Company Law of the People's Republic of China (hereinafter referred to as the Company Law) and other relevant laws and administrative regulations, Huang Guoming, Liu Avon and Fu Nong Science and Technology (Shenzhen) Co., Ltd. jointly set up Fu De Agricultural Science and Technology (Shanghai) Co., Ltd. (hereinafter referred to as "the Company "), after discussion by all shareholders, and jointly formulated these articles of association.

Chapter I Name and Residence of the Company

Article 1 Company Name: Wude Agricultural Technology (Shanghai) Co., Ltd

Company domicile: Room 2382, Building 2, 181 Songyu Road, Tinglin Town, Jinshan District, Shanghai

Chapter II Scope of Business

Article 3 the scope of business of the company: permitted items: food business; import and export of goods; import and export of technology. General projects: technical services, technology development, technical advice, technology exchange, technology transfer, technology extension; information technology advisory services; intelligent agricultural management; information advisory services (excluding licensing information advisory services); marketing planning; domestic freight transport agents; vegetable cultivation; Chinese herbal medicine cultivation; fruit cultivation; flower cultivation; purchase of primary agricultural products; Internet sales (excluding the sale of goods requiring permission); retail of hardware products; Edible agricultural products retail; clothing retail; shoes and hats retail; household appliances sales; agricultural machinery sales; daily sales; office supplies sales; needle textiles and raw materials sales; wholesale edible agricultural products; packaging materials and products sales. (In addition to projects subject to approval in accordance with the law, the business license to carry out their own business activities according to law)

Where the scope of business of a company belongs to a project that must be approved before registration as prescribed by laws, administrative regulations or a decision of the State Council, it shall be approved by the relevant state department before applying for registration.

Chapter III Registered Capital

Article 4 The registered capital of a company is RMB 20 million:

Chapter IV Name or name of shareholders, mode of capital contribution, amount of capital contribution and time of capital contribution

Article 5 The name or name of the shareholders, the mode of capital contribution, the amount of capital contribution and the time of capital contribution are as follows:

Name or name of	Capital	Capital	Time of
Huang Guoming Ming	**4.8 million**	Currency	**Before** [illegible]

Liu Yafang	**5 million**	Currency	**Before 2050-09-01**
Agriculture Technology	**10.2 million**	Currency	**Before 2050-09-01**

Article 6 after the establishment of a company, a capital contribution certificate shall be issued to the shareholders and a register of shareholders shall be kept.

CHAPTER V THE INSTITUTIONS OF THE COMPANY AND ITS FOREIGNING METHODS, TERMS OF REFERENCE AND RULES OF PROCEDURE

Article 7 the shareholders' meeting of a company shall be composed of all shareholders and shall be the authority of the company and exercise the following functions and powers:

(i) Determine the company's business policy and investment plan;

(ii) To elect and replace the executive directors and supervisors who are not appointed by the staff representatives, and to decide on matters concerning the remuneration of the executive directors and supervisors;

(iii) To decide on the appointment or dismissal of the company manager and his remuneration;

(iv) Consideration of the approval of the report of the Executive Director;

(v) Review and approve the report of the company supervisor;

(vi) Review and approve the company's annual financial budget plan, final accounts plan;

(vii) Review and approve the company's profit distribution plan and make up for losses;

(viii) Resolves on the company to increase or decrease its registered capital;

(ix) Resolution on issuance of corporate bonds;

(10) to make a resolution on the merger, division, dissolution, liquidation or change of the form of the company ; (~1) to amend the articles of association of the company;

(12) making a resolution on the provision of security for shareholders or actual controllers of the company.

If the shareholders agree in writing on the matters listed in the preceding paragraph, they may, without convening a shareholders' meeting, make a direct decision, and all shareholders shall sign and seal the decision document (the signature of the natural person shareholder, the seal of the legal person shareholder).

Article 8 the first shareholders' meeting shall be convened and presided over by the shareholders who contribute the most and exercise their functions and powers in accordance with the provisions of the Company Law.

Article 9 the shareholders' meeting shall be divided into regular meetings and temporary meetings, and all shareholders shall be notified 15 days before the meeting. Regular meetings are held every six months. If shareholders, executive directors and supervisors representing more than 1/10 voting rights propose to convene an interim meeting, an interim meeting shall be convened.

Article 10 the shareholders' meeting shall be convened and presided over by the

executive director; if the executive director is unable to perform his duties or fails to perform his duties, the supervisor shall convene and preside; if the supervisor does not convene and preside, Shareholders representing more than 1/10 voting rights may convene and preside on their own.

Article 11 the shareholders' meeting shall make minutes of the decisions on the matters discussed, and the shareholders present at the meeting shall sign the minutes of the meeting.

The shareholders' meeting shall exercise their voting rights in proportion to their capital contribution.

The resolution of the shareholders' meeting to amend the articles of association of the company, to increase or reduce the registered capital, and to merge, separate, dissolve or change the form of the company must be adopted by the shareholders representing the voting rights of all shareholders at least 2/3.

The resolution of the shareholders' meeting other than the preceding paragraph shall be adopted by the shareholders representing the voting rights of all shareholders at least 1/2.

Article 12 where a shareholder is unable to attend a shareholders' meeting, he may entrust another person to attend the meeting in writing, and the principal shall exercise the power specified in the power of attorney according to law.

Article 13 the shareholders' meeting shall make a decision on the investment of a company to other enterprises or the provision of security for others. Where a guarantee is provided for the shareholders or actual controllers of the company, it must be decided by the shareholders' meeting. The vote shall be adopted by a majority of the voting rights of the other shareholders present at the meeting, and the shareholder or the shareholder at the disposal of the actual controller shall not participate.

Article 14 The resolution of the shareholders' meeting of a company violates laws and administrative regulations.

If the convening procedure or voting method of the shareholders' meeting violates the laws, administrative regulations or articles of association, or the contents of the resolution violate the articles of association, the shareholders may, within 60 days from the date of the resolution, request the people's court to revoke it.

If the company has gone through the change registration according to the resolution of the shareholders' meeting, after the people's court has declared the resolution invalid or revoked the resolution, the company shall apply to the company registration authority for revocation of the change registration.

Article 15 A company shall not have a board of directors, but an executive director for a term of three years, to be appointed and removed by the shareholders' committee. The term of office of the executive director expires and may be re-elected.

Article 16 the executive director shall be responsible to the shareholders' meeting and exercise the following functions and powers:

(i) Convene the shareholders' meeting and report the work to the shareholders' meeting;

(ii) Implementation of the resolution of the shareholders' meeting;

(iii) To decide the business plan and investment plan of the company;

(iv) Formulate the company's annual financial budget plan, final accounts plan;

(v) Develop the company's profit distribution plan and make up for the loss plan;

(vi) (b) Develop programmes for companies to increase or reduce registered capital and issue corporate bonds;

(vii) To formulate plans for the merger, division, dissolution or change of the form of the company;

(viii) To decide the setting up of the internal management organization of the company;

(ix) To decide on the appointment or dismissal of the deputy manager, the treasurer and his remuneration according to the nomination of the manager;

(10) To establish the basic management system of the company;

Article 17 when making a decision on the matters listed in the preceding paragraph, the executive director shall take a written form, signed by the executive director and placed in the company.

Article 18 A company shall have a manager who shall be appointed or dismissed by the shareholders' meeting. The executive director may also act as manager. The term of office of the manager is% years, the term of office expires, may be re-elected. The manager is responsible to the shareholders' meeting and exercises the following functions and powers:

(i) Presided over the production and management of the company, organized the implementation of executive director resolutions;

(ii) Organize and implement the company's annual business plan and investment plan;

(iii) Draw up the plan of setting up the internal management organization of the company;

(iv) (a) Develop a basic management system for the company;

(v) Formulate specific regulations of the company;

(vi) To request the appointment or dismissal of the company's deputy manager or financial officer;

(vii) To decide on the appointment or dismissal of the responsible management personnel other than those to be appointed or dismissed by the executive director;

(viii) Other powers and powers conferred by the shareholders' meeting.

Article 19 A company shall not have a board of supervisors, but a supervisor. The term of office of the supervisor shall be three years and the term of office shall expire and may be re-elected.

If the term of office of the supervisor fails to be re-elected in time, the former supervisor shall still perform the duties of the supervisor in accordance with the provisions of the laws, administrative regulations and articles of association of the company before taking office.

Executive directors and senior managers may not concurrently act as supervisors.

Article 20 Supervisors of a company shall exercise the following functions and powers:

(-) Check the company' s finances;

(ii) To supervise the conduct of executive directors and senior managers in carrying out the duties of the company, and to propose the removal of executive directors and senior managers who violate laws, administrative regulations, articles of association or resolutions of shareholders' meetings;

(iii) When the actions of executive directors and senior managers harm the interests of the company, they are required to correct them;

(iv) It is proposed to convene an interim shareholders' meeting to convene and preside over the shareholders' meeting when the executive director fails to perform the functions of convening and presiding over the shareholders' meeting as stipulated in the Company Law;

(v) To submit a draft to the shareholders' meeting;

(vi) Bring a lawsuit against the executive director and senior management personnel according to law.

Article 21 A supervisor may raise questions or suggestions on matters decided by the executive director. "If necessary, the supervisor may employ an accounting firm to assist him in his work at the expense of the company"

Article 22 the expenses necessary for the supervisors of a company to exercise their functions and powers shall be borne by the company.

Chapter VI the legal representative of a company Article

23 the legal representative of a company shall be the executive director.

Chapter VII Equity Transfer

Article 24 shareholders may transfer all or part of their shares to each other.

The transfer of shares by shareholders to persons other than shareholders shall be subject to the consent of a majority of other shareholders. Shareholders shall notify other shareholders in writing of the transfer of their shares for approval. If the other shareholders fail to reply 30 days from the date of receipt of the written notice, they shall be deemed to agree to the transfer. If more than half of the other shareholders do not agree to the transfer, the dissenting shareholders shall purchase the transferred equity; if they do not purchase, they shall be deemed to agree to the transfer.

Under the same conditions, other shareholders have the preemptive right. If two or more shareholders advocate the exercise of the preemptive right, they shall negotiate and determine their respective purchase ratio; if they fail to negotiate, they shall exercise the preemptive right in accordance with their respective capital contribution ratio at the time of transfer.

Article 25 after the transfer of equity, the company shall cancel the capital contribution certificate of the original shareholder, issue the capital contribution certificate to the new shareholder, and amend the records of the shareholders and their

capital contributions in the articles of association and the register of shareholders accordingly. The amendment to the articles of association shall not be voted on by the shareholders' meeting.

Article 26 A shareholder who votes against the resolution of the shareholders' meeting may request the company to acquire its shares at a reasonable price under any of the following circumstances:

(i) If the company does not distribute profits to shareholders for five consecutive years, and the company makes a continuous profit for that five years, and conforms to the distribution profit conditions stipulated in this Law;

(ii) merger, division or transfer of principal property;

(iii) If the business term stipulated in the articles of association expires or other reasons for dissolution as stipulated in the articles of association arise, the shareholders' meeting shall amend the articles of association by resolution to make the company survive.

If, within 60 days from the date of adoption of the resolution of the shareholders' meeting, the shareholders and the company can not reach an equity acquisition agreement, the shareholders may bring a lawsuit to the people's court within 90 days from the date of adoption of the resolution of the shareholders' meeting.

Article 27 after the death of a natural person shareholder, his legal successor may inherit the shareholder's qualification.

Chapter VIII Financial, Accounting, Profit Distribution and Labor Employment System

Article 28 A company shall establish its own financial and accounting system in accordance with the laws, administrative regulations and the provisions of the competent financial department under the State Council, and shall make financial and accounting reports at the end of each fiscal year, and entrust accounting firms recognized by the State to audit and issue written reports.

Article 29 The distribution of profits of a company shall be carried out in accordance with the Company Law and relevant laws and regulations and the provisions of the competent financial department under the State Council. Shareholders shall draw dividends in proportion to their capital contribution.

Article 30 The accounting firm employed or dismissed by the company to undertake the audit business of the company shall be decided by the shareholders' meeting.

Article 31 The labor employment system shall be implemented in accordance with the laws and regulations of the state and the relevant provisions of the labor department under the State Council.

Chapter IX Reasons for Dissolution and Liquidation Measures

Article 32 The business term of a company shall be extended years from the date of issue of the Business License of Enterprise Legal Person.

Article 33 A company may be dissolved under any of the following circumstances:

(i) The expiration of the business term of the company;

(ii) Resolving the shareholders' meeting;

(iii) Dissolution due to merger or division of the company;

(iv) The business license shall be revoked, the order shall be closed or revoked;

(v) The people's court shall be dissolved in accordance with the provisions of the Company Law.

When the business term of the company expires, it may survive by modifying the articles of association of the company.

Article 34 where serious difficulties arise in the operation and management of a company and the continued existence of a company will cause great losses to the interests of shareholders. If it can not be solved by other means, shareholders holding more than 10% of the voting rights of all shareholders of the company may request the people's court to dissolve the company.

Article 35 For the purposes of Article 34(1)(a), (2), (2) of these Articles of Association

In case of dissolution, a liquidation group shall be set up within 15 days from the occurrence of the cause of dissolution. The liquidation group shall, within 10 days from the date of its establishment, apply to the registration authority for filing with the members and persons in charge of the liquidation group, notify the creditors, and make a newspaper announcement within 60 days. After liquidation, the liquidation group shall make a liquidation report, report it to the shareholders' meeting or the people's court for confirmation, and submit it to the company registration authority, apply for cancellation of the company's registration, and announce the termination of the company.

Article 36 the liquidation group shall be composed of shareholders and the specific members shall be decided by the shareholders' meeting.

CHAPTER X Obligations of Executive Directors, Supervisors and Senior Managers

Article 37 Senior management personnel refer to the manager, deputy manager and financial officer in charge of the company.

Article 38 Executive directors, supervisors and senior managers shall abide by laws, administrative regulations and articles of association of the company, bear the duty of loyalty and diligence to the company, shall not use their powers to accept bribes or other illegal income, and shall not encroach on the property of the company.

Article 39 Executive directors and senior managers shall not:

(i) Misappropriation of company funds;

(ii) To open an account to store the company's funds in its personal name or other personal name;

(iii) To lend the company's funds to others or to guarantee others with the company's property without the consent of the shareholders' meeting;

(4) conclude a contract or conduct a transaction with the Company without the consent of the shareholders' meeting;

(v) Without the consent of the shareholders' meeting, use the position to facilitate obtaining business opportunities belonging to the company for oneself

or others, self-employed or for others to operate the same business as the company in which they work;

(vi) Accepting commissions from others for dealing with the company is self-contained;

(vii) Unauthorized disclosure of company secrets;

(viii) Other acts that violate the obligation to be faithful to the company.

Article 40 Where an executive director, supervisor or senior manager violates the provisions of laws, administrative regulations or articles of association in the performance of the duties of the company and causes losses to the company, he shall be liable for compensation.

CHAPTER XI OTHER MATTERS ADOPTED BY THE Shareholders' Meeting

Article 4 Where the provisions of these Articles of Association are inconsistent with laws, regulations and rules, the provisions of laws, regulations and rules shall prevail.

Article 42 the company registration items shall be subject to the approval of the company registration authority. If the company modifies the articles of association according to the need and does not involve the change registration item, the company shall send the revised articles of association to the company registration authority for the record; if the change registration item is involved, the company registration authority shall be registered for the change at the same time.

Article 43 these articles of association shall enter into force on the date of seal and signature of all shareholders.

Article 44 these articles of association shall be in triplicate, and the company shall retain two copies and report them to the company registration authority for the record

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